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                                                                   EXHIBIT 10.37


                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

        This Amendment No. 1 to Employment Agreement ("Amendment") is made and entered into, at Irvine, California, as of the 30th day of January, 2002, by and between AUTOBYTEL INC. (FORMERLY AUTOBYTEL.COM INC.), a corporation duly organized under the laws of the State of Delaware (the "Company"), with offices at 18872 MacArthur Boulevard. Second Floor, Irvine, California, 92612-1400, and AMIT KOTHARI (hereinafter referred to as the "Employee"), who resides at 27 Union Jack #B, Marina del Ray, California 90292.

                                    RECITALS

        WHEREAS: The Company currently employs and desires to continue to employ the Employee as Vice President and Corporate Controller of the Company.

        WHEREAS: The Employee is currently employed and desires to continue to be so employed by the Company.

        WHEREAS: The Company and Employee desire to amend that certain Employment Agreement, dated as of August 30, 1999, between the Company and Employee (the "Employment Agreement") as set forth below.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

                                    ARTICLE 1

                               TERM OF EMPLOYMENT

        1. Section 1.1 of the Employment Agreement is hereby amended in its entirety as set forth below:

        "Section 1.1 The Company hereby employs the Employee as Vice President and Corporate Controller of the Company and the Employee hereby accepts such employment by the Company for a period of one (1) year (the "Term") commencing from January 30, 2002 (the "Commencement Date") and expiring on the first anniversary of the Commencement Date (the "Termination Date"), which term shall automatically renew for one year periods unless either party notifies the other of its election not to renew at least sixty (60) days prior to the Termination Date or any applicable anniversary of the Termination Date."

                                    ARTICLE 2

                                  COMPENSATION

        2.1 Section 4.1 of the Employment Agreement is herby amended in its entirety as set forth below:

        "Section 4.1 As compensation for the services to be rendered by the Employee pursuant to this Agreement, the Company hereby agrees to pay the Employee a base salary equal to at least One Hundred Seventy Five Thousand Dollars ($175,000.00) per year during the Term of this Agreement, which rate may be increased (but not reduced) in such amounts as the Board deems appropriate. The base salary shall be paid in substantially equal bimonthly installments, in accordance with the normal payroll practices of the Company."


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        2.2 Section 4.3 of the Employment Agreement is hereby amended in its entirety as set forth below:

        "Section 4.3 The Company shall provide the Employee with the opportunity to earn an annual bonus for each fiscal year of the Company, occurring in whole or in part during the Term. The annual bonus payable to the Employee shall be in such amount and based on such criteria for the award as may be established by the Board from time to time."

        2.3 Section 4.4 of the Employment Agreement is hereby amended in its entirety as set forth below:

        "Section 4.4 The Employee shall participate in all other short term and long term bonus or incentive plans or arrangements in which other employees of the Company are eligible to participate from time to time. The Company may provide for shareholder approval of any performance based compensation and may provide for the compensation committee to establish any applicable performance goals and determine whether such performance goals have been met."

                                    ARTICLE 3

                            TERMINATION OF EMPLOYMENT

        3. Article 7 is hereby amended in its entirety to read as set forth below:

                      "ARTICLE 7 TERMINATION OF EMPLOYMENT

        7.1 TERMINATION FOR CAUSE. The Company may, during the Term, without notice to the Employee, terminate this Agreement and discharge the Employee for Cause, whereupon the respective rights and obligations of the parties hereunder shall terminate; provided, however, that the Company shall immediately pay the Employee any amount due and owing pursuant to Articles 4, 5 and 6, prorated to the date of termination. As used herein, the term "for Cause" shall refer to the termination of the Employee's employment as a result of any one or more of the following: (i) any conviction of, or pleading of nolo contendre by, the Employee for any crime or felony; (ii) any willful misconduct of the Employee which has a materially injurious effect on the business or reputation of the Company; (iii) the gross dishonesty of the Employee which has a materially injurious effect on the business or reputation of the Company; or (iv) failure to consistently discharge his duties under this Agreement which failure continues for thirty
(30) days following written notice from the Company detailing the area or areas of such failure. For purposes of this Section 7.1, no act or failure to act, on the part of the Employee, shall be considered "willful" if it is done, or omitted to be done, by the Employee in good faith or with reasonable belief that his action or omission was in the best interest of the Company. The Employee shall have the opportunity to cure any such acts or omissions (other than item
(i) above) within fifteen (15) days of the Employee's receipt of a notice from the Company finding that, in the good faith opinion of the Company, the Employee is guilty of acts or omissions constituting "Cause".

        7.2 TERMINATION WITHOUT CAUSE. Anything in this Agreement to the contrary notwithstanding, the Company shall have the right, at any time in its sole and subjective discretion, to terminate this Agreement without Cause upon not less than thirty (30) days prior written notice to the Employee. The term "termination without Cause" shall mean the termination of the Employee's employment for any reason other than those expressly set forth in Section 7.1, or no reason at all, and shall also mean the Employee's decision to terminate this Agreement by reason of any act, decision or omission by the Company or the Board that: (A) materially adversely modifies, reduces, changes, or restricts the Employee's salary, bonus opportunities, options or other compensation benefits or perquisites, or the Employee's authority, functions, services, duties,


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rights, and privileges as, or commensurate with the Employee's position as, Vice
President and Corporate Controller of the Company as described in Section 2.1 hereof or; (B) relocates the Employee without his consent from the Company's offices located at 18872 MacArthur Boulevard, Irvine, California, 92612-1400 to any other location in excess of fifty (50) miles beyond the geographic limits of Irvine, California; (C) deprives the Employee of his titles and positions of Vice President and Corporate Controller of the Company, it being understood that this applies only to reduction in title and position; or (D) involves or results in any failure by the Company to comply with any provision of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee (each a "Good Reason"). In the event the Company or the Employee shall exercise the termination right granted pursuant to this
Section 7.2, the Company shall, within thirty (30) days of notice of termination to or from the Employee (as the case may be), pay to the Employee in a single lump-sum payment the base salary that would have been received by the Employee if he had remained employed by the Company for an additional six months; provided, however, that for purposes of calculating the payment pursuant to this sentence, the Employee's base salary per year shall be the highest rate in effect during the Term. The Company also shall continue to provide to the Employee and his beneficiaries, at its sole cost, the insurance coverages provided by the Company as of the date of termination to the extent he would have received such insurance coverages had he remained employed by the Company for an additional six months.

        7.3 TERMINATION FOR DEATH OR DISABILITY. The Employee's employment shall terminate automatically upon the Employee's death during the Term. If the Company determines in good faith that the Disability (as defined below) of the Employee has occurred during the Term, it shall give written notice to the Employee of its intention to terminate his employment. In such event, the Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee, provided that, within the thirty
(30) days after such receipt, the Employee shall not have returned to full-time performance of his duties.

        For purposes of this Agreement, "Disability" shall mean the inability of the Employee to perform his duties to the Company on account of physical or mental illness or incapacity for a period of one-hundred twenty (120) consecutive calendar days, or for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

        7.4 TERMINATION WITHOUT GOOD REASON. Anything in this Agreement to the contrary notwithstanding, the Employee shall have the right, at any time in his sole and subjective discretion, to terminate this Agreement without Good Reason upon not less than thirty (30) days prior written notice to the Company. In the event the Employee voluntarily terminates his employment hereunder other than for Good Reason, the respective rights and obligations of the parties hereunder shall terminate; provided, however, that the Company shall immediately pay the Employee any amount due and owing pursuant to Articles 4, 5 and 6, prorated to the date of termination.

7.5 OPTIONS.

    (a) As of the date of the Employee's termination for Cause, any unvested or unexercised portion of any option shall terminate immediately and shall be of no further force or effect.

    (b) As of the date of the Employee's termination by the Company without Cause, other than for Disability or death, or by the Employee for Good Reason, any unvested portion of any option shall become immediately and fully vested.

    (c) As of the date of any voluntary termination of employment with the Company by the Employee,



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         including due to death or Disability but excluding for Good Reason, or termination of employment by the Company for Disability or death, any unvested portion of any option shall terminate immediately and shall be of no further force or effect."

                                    ARTICLE 4

                       NO MITIGATION OR OFFSET; INSURANCE

4. Article 9 of the Employment Agreement is hereby amended by adding the following sections 9.13 and 9.14:

"Section 9.13 MITIGATION. The Employee shall not be required to seek other employment or to reduce any severance benefit payable to him under Article 7 hereof, and no severance benefit shall be reduced on account of any compensation received by the Employee from other employment. The Company's obligation to pay severance benefits under this Agreement shall not be reduced by any amount owed by the Employee to the Company.

        Section 9.14 INDEMNIFICATION; INSURANCE.

            (a) If the Employee is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, or appeal therefrom, whether civil, criminal, administrative, investigative or otherwise, because he is or was an officer of the Company, or at the express request of the Company is or was serving, for purposes reasonably understood by him to be for the Company, as a director, officer, partner, employee, agent or trustee (or in any other capacity of an association, corporation, general or limited partnership, joint venture, trust or other entity), the Company shall indemnify the Employee against any reasonable expenses (including attorneys' fees and disbursements), and any judgments, fines and amounts paid in settlement incurred by him in connection with such claim, action, suit, proceeding or appeal therefrom to the extent such expenses, judgments, fines and amounts paid in settlement were not advanced by the Company on his behalf pursuant to subsection (b) below, to the fullest extent permitted under Delaware law. The Company shall provide Employee with D&O insurance coverage as the Company may maintain from time to time.

            (b) Provided that the Employee shall first have agreed to in writing to repay such amounts advanced if it is determined by an arbitrator or court of competent jurisdiction that the Employee was not entitled to indemnification, upon the written request of the Employee specifying the amount of a requested advance and the intended use thereof, the Company shall indemnify Employee for his expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement incurred by him in connection with such claim, action, suit, proceeding or appeal whether civil, criminal, administrative, investigative or otherwise, in advance of the final disposition of any such claim, action, suit, proceeding or appeal therefrom to the fullest extent permitted under Delaware law."

                                    ARTICLE 5

                                  MISCELLANEOUS

        5. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.


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        6. This Amendment shall be construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof, except that the indemnification provisions of Section
9.14 of the Employment Agreement, as amended hereby, shall be governed by Delaware law without regard to conflict of laws principles.

        7. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

        8. Except as amended hereby, the Employment Agreement shall remain in full force and effect in accordance with its terms.




        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                 AUTOBYTEL INC.

                                 By: /s/ Jeffrey A. Schwartz
                                    --------------------------------------------
                                     Jeffrey A. Schwartz
                                     Chief Executive Officer and President



                                     /s/ Amit Kothari
                                     -------------------------------------------
                                     Amit Kothari



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